Exhibit 10.14

THIRD AMENDMENT OF

ALERUS FINANCIAL CORPORATION

EMPLOYEE STOCK OWNERSHIP PLAN

(As Amended and Restated Effective January 1, 2013)

THIS INSTRUMENT, amending the Alerus Financial Corporation Employee Stock Ownership Plan (“Plan”), is adopted by Alerus Financial Corporation, a Delaware corporation, (“Company”) and shall be effective as of November 11, 2019, except where indicated.

RECITALS

WHEREAS, the Company sponsors and maintains the Plan, a tax-qualified defined contribution retirement plan for the benefit of eligible employees of the Company and eligible employees of Participating Employers, that is currently embodied in a restated document dated January 1, 2013, as amended; and

WHEREAS, pursuant to Section 13.1 of the Plan, the Company may amend the Plan at any time, subject to the conditions set forth in such section; and

WHEREAS, the Company desires to further amend the Plan.

AMENDMENT

NOW, THEREFORE, the Plan is hereby amended as follows:

1.         Section 2.9 of the Plan, definition of “Company Stock,” is amended to read as follows:

Sec. 2.9      Company Stock. “Company Stock” means common stock issued by the Company that is readily tradable on an established securities market. If there is no such common stock, then Company Stock means common stock issued by the Company that has a combination of voting power and dividend rights equal to or in excess of: (A) that class of common stock of the Company having the greatest voting power, and (B) that class of common stock of the Company having the greatest dividend rights. For purposes of this paragraph, “Company” includes a corporation that is a member of the same controlled group within the meaning of Code § 409(l)(4).

2.         Effective June 26, 2013, Section 2.25 of the Plan, definition of “Spouse,” is amended to read as follows:

Sec. 2.25    Spouse. “Spouse” means a person of either the opposite sex or the same sex to whom the Participant is legally married (including a common-law spouse in any state that recognizes common-law marriage, provided that acceptable proof and certification of common-law marriage has been received by the Company); except that, a former spouse will be treated as a Spouse to the extent provided in a domestic relations order that has been determined to be a qualified domestic relations order (as defined in Code § 414(q)) with respect to the Plan.

3.         Section 2.28 of the Plan, definition of “Valuation Date,” is amended to read as follows:

Sec. 2.28    Valuation Date.  “Valuation Date” means the date on which the Fund and Accounts are valued as provided in Article VII. Each day the Nasdaq Stock Market is open for business is a Valuation Date.

4.         Section 6.2 of the Plan, “Limitation on Allocation of Company Stock Purchased in a Code Sections 1042 or 2057 Transaction,” is deleted without replacement.

5.         Section 10.3 of the Plan is amended to read as follows:

Sec. 10.3    Distribution in Cash or Kind. The distribution of that portion of a Participant’s Account not invested in Company Stock shall be made in cash. If the value of the Company Stock held in the Participant’s Account at the time of distribution is $50,000 or less, such Company Stock shall be liquidated and the proceeds distributed in cash, unless the Participant (or Beneficiary of a deceased Participant)  makes an affirmative election to receive an in-kind distribution of Company Stock. If the value of the Company Stock held in the Participant’s Account at the time of distribution is greater than $50,000, such Company Stock shall be distributed in-kind, except that any fractional share shall be distributed in cash.

6.         Section 10.5 of the Plan, “Right of First Refusal,” and Section 10.6 of the Plan, “Put Option,” are deleted without replacement.

7.         Section 10.7 of the Plan is amended to read as follows:

Sec. 10.7    Restrictions on Company Stock. Except as required by Code §  409(h) and by Treasury Regulations § 54.4975-7(b)(9) and (10), or as otherwise required by applicable law, no Company Stock purchased with an Exempt Guaranteed Loan may be subject to a put, call or other option, or buy-sell or similar arrangement while held by, and when distributed from, the Plan, whether or not the Plan is an employee stock ownership plan within the meaning of Code §  4975(e)(7) at that time. The Plan shall not obligate itself to acquire securities from a particular security holder at an indefinite time determined upon the happening of an event such as the death of the holder.

8.         Section 10.16(b) of the Plan is amended to add the following to the end of such subsection:

A qualified Participant’s election to diversify, once made during any annual 90-day election period, shall be irrevocable.

9.         Section 11.8 of the Plan is amended to read as follows:

Sec. 11.8    Voting Company Stock.  Each Participant and Beneficiary of a deceased Participant shall be entitled to direct the Funding Agency or the Company or its designee as to the manner in which Company Stock allocated to the Participant’s Account and entitled to vote are to be voted on all matters for which a vote of the holders of Company Stock is required. As soon as practicable prior to the occasion for the exercise of such voting rights, the Company shall deliver or cause to be delivered to each Participant and Beneficiary of a deceased Participant entitled to vote all notices, prospectuses, financial statements, proxies and proxy soliciting material relating to Company Stock allocated to the Participant’s Account. Instructions by Participants and Beneficiaries to the Funding Agency or the Company or its designee shall be in such form and pursuant to such regulations as such person shall prescribe. Any such instructions shall remain in the strictest confidence. Unallocated shares and allocated shares of Company Stock for which no voting instructions are received shall be voted by the Funding Agency in a manner consistent with and proportionate to the voting instructions received from Participants or Beneficiaries on the allocated shares.

10.       A new Section 11.10 is added to the Plan to read as follows:

Sec. 11.10  Tender Offers.  In the event of the commencement of a tender or exchange offer (an “Offer”) for shares of Company Stock, Participants shall instruct the Funding Agency as to whether to tender or exchange shares of Company Stock held by the Plan, or to revoke such instructions, to the extent permitted under the terms of such Offer.

Any securities received by the Funding Agency as a result of a tender or exchange of shares of Company Stock shall be held, and any cash so received shall be invested in short-term investments pending any reinvestment by the Funding Agency, as it may deem appropriate, consistent with the purposes of the Plan. If an Offer is limited so that all of the shares that the Funding Agency has been directed to tender or exchange cannot be sold or exchanged, the shares sold or exchanged shall be reduced pro rata in the same ratio that the number of shares actually sold or exchanged bears to the total number of shares that the Participants directed the Funding Agency to tender or exchange. Shares sold or exchanged shall be deemed to come first out of the shares allocated to Participants and only after all of those shares have been sold or exchanged, out of the suspense accounts.

11.       Except as modified by this Third Amendment, the Plan shall be and remain in full force and effect.

IN WITNESS WHEREOF, Alerus Financial Corporation has caused this Third Amendment to be executed by its officer, who has been duly authorized by the Board of Directors, effective as of the dates specified herein.

ALERUS FINANCIAL CORPORATION

Date: November 11, 2019	By:	/s/ Scott Fenske

	Its:	General Counsel and Corporate Secretary

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